Exhibit 99.1

[WISER OIL COMPANY LOGO]

8115 Preston Road, Suite 400, Dallas, Texas 75225

Phone: 214/265-0080 Fax: 214/373-3610

http://www.wiseroil.com

For Immediate Release

Contact:

Rick Davis

VP Finance

The Wiser Oil Company

Phone: (214) 265-0080

Email: rdavis@wiseroil.com

The Wiser Oil Company Reports Strong First Quarter Cash Flows

Dallas, Texas, May 7, 2003 — The Wiser Oil Company (NYSE: WZR) today reported net income for the first quarter of 2003 of $2.2 million, or $0.23 per basic and diluted share, compared with a first quarter 2002 net loss of $14.1 million, or ($1.53) per basic and diluted share, and a fourth quarter 2002 net loss of $13.1 million, or ($1.39) per basic and diluted share. Discretionary cash flow (see note 1 below) for the first quarter of 2003 was $10.1 million, up $7.9 million from first quarter 2002 discretionary cash flow of $2.2 million and up $7.1 million from fourth quarter 2002 discretionary cash flow of $3.0 million.

The Company reported EBITDAX (see note 2 below) for the first quarter of 2003 of $13.9 million, or $1.47 per share ($0.91 per diluted share), up $7.9 million from first quarter 2002 EBITDAX of $6.0 million and up $5.9 million from fourth quarter 2002 EBITDAX of $8.0 million.

During the first quarter of 2003, Wiser produced 3.0 BCF of gas and 440,000 barrels of oil and NGL’s for a daily average of 62.9 MMCFE per day, up slightly from 61.9 MMCFE per day in the first quarter of 2002 and down 6% from fourth quarter 2002 daily average of 66.8 MMCFE. Fourth quarter 2002 production included high initial production from the Wild River field in Canada that has declined in the first quarter of 2003, as anticipated. The Company continues to estimate total 2003 production of approximately 23.5 BCFE, consistent with our earlier guidance release, and estimates second quarter 2003 production of approximately 6.0 BCFE.

Oil and gas revenues for the first quarter 2003 were $30.6 million, up 113% or $16.2 million from first quarter 2002 due primarily to higher realized oil and gas prices. Realized oil prices for the quarter averaged $30.51 per barrel, up 62% from first quarter 2002. Realized gas prices for the quarter averaged $5.74 per MCF, up 183% from first quarter 2002. Average prices received by the Company in the first quarter of 2003 were approximately $3.08 per barrel less than the average NYMEX oil price and $0.11 per mcf higher than the average NYMEX gas price. The average realized gas price in the first quarter of 2003 was unusually high for Wiser due to strong spot sale prices and the Company does not expect to realize gas prices above the NYMEX settlement prices for the remainder of 2003.

Capital and exploration expenditures during the first quarter of 2003 were $17.1 million, with $9.0 million of expenditures in Canada and $6.1 million in the U.S. The Company anticipates its 2003 capital and exploration expenditures will be in the range of $35 to $40 million.

Wiser received $0.9 million in proceeds from small property sales in Canada during the first quarter of 2003 and also borrowed $4.0 million under its revolving credit facility to fund capital expenditures. The Company’s cash balance at March 31, 2003 was $4.5 million.

First quarter 2003 net income includes a $5.2 million after-tax gain on the cumulative effect of accounting change for the adoption of Statement of Financial Accounting Standards No. 143 for asset retirement obligations and also includes a $7.3 million loss on derivatives. In addition, the Canadian dollar exchange rate increased significantly during the first quarter of 2003, which increased, accumulated other comprehensive income in stockholder’s equity by $5.1 million.

Commenting, George K. Hickox, Jr., Company Chairman and CEO said, “High oil and gas prices in the first quarter have started Wiser back on the road to stronger cash flows and improved operating results. With production now averaging between 66 and 67 MMCFE per day and if the present commodity price environment persists for the balance of 2003, we expect to be profitable for the remainder of the year and anticipate discretionary cash flows in the range of $9 million to $12 million per quarter.”

Preferred Stock

The Board of Directors approved the payment of quarterly dividends on the preferred stock for the first quarter of 2002 in the amount of $431,507. The annual dividend rate on the preferred stock is 7% and the dividend was paid in cash on April 10, 2003.

On May 26, 2003, the Company will cause its $25 million of preferred stock to be converted into 5,882,353 shares of common stock based on a conversion price of $4.25 per share. Accordingly, there will be no preferred dividends payable after May 26, 2003 and the discount will be fully amortized. While the holders of the preferred stock have the right to convert the preferred stock into common stock prior to May 26, 2003, the Company believes it is unlikely that the preferred stock will convert to common stock prior to May 26, 2003.

Note 1

Discretionary cash flow is defined as cash flows from operating activities before changes in operating assets and liabilities and exploration expense. Management believes that discretionary cash flow is a better liquidity measure for oil and gas companies because; (a) exploration expense is a discretionary component of the Company’s capital budget that effects cash flows from operating activities and; (b) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period that the operating activities occurred. Discretionary cash flow should not be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with generally accepted accounting principles. Discretionary cash flow as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of discretionary cash flow to cash flows from operating activities:

	First Quarter
	2003	2002
Cash flows from operating activities	$10,682	$12,137
Add back exploration expense*	2,495	1,756
Add back (deduct) net changes in operating assets and liabilities	(3,103)	(11,720)

Discretionary Cash Flow	$10,074	$2,173

*	Excluding impairments and abandonments.

Note 2

EBITDAX is defined as net income before interest, income taxes, DD&A, impairments, exploration expense, non-cash gains, and non-cash gain or loss on derivative value. Wiser has included information concerning EBITDAX because it is used by management and certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, cash flow from operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of EBITDAX to net income:

	First Quarter
	2003	2002
Net loss before dividends and accounting change	$(1,109)	$(12,558)
Add back interest expense	3,551	3,511
Deduct income tax benefit	(441)	(1,045)
Add back DD&A	7,643	5,920
Add back exploration expense	3,626	2,090
Add back non-cash loss on derivative value	668	8,087

EBITDAX	$13,938	$6,005

Glossary of terms

BCF – billion cubic feet.

BCFE – billion cubic feet of gas equivalent.

BOE—barrels of oil equivalent.

BOEPD—barrels of oil equivalent per day.

BOPD – barrels of oil per day

MCF – thousand cubic feet

MMBTU—million British thermal units.

MMCFPD – million cubic feet of gas per day.

MMCFE – million cubic feet of gas equivalent.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of The Wiser Oil Company, are subject to a number of risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company’s ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

	(UNAUDITED) Quarter Ended March 31,
	2003	2002
Total net production (MMCFE)	5,659	5,568
Oil (MBBL)	418	456
Gas (MMCF)	3,019	2,724
Natural gas liquids (MBBL)	22	18

Average oil price/BBL	$30.51	$18.82
Average gas price/MCF	5.74	2.03
Average natural gas liquids price/BBL	25.57	13.12

Condensed Consolidated Statement of Operations
(In thousands, except per share data)

Revenues
Oil and condensate	$12,755	$8,583
Natural gas	17,319	5,541
Natural gas liquids	556	233
Gain on sale of property	491	520
Interest and other income	77	160

Total revenues	31,198	15,037

Expenses
Production and operating	8,328	7,074
Depreciation, depletion and amortization	7,643	5,920
Loss on derivatives	7,308	7,610
Exploration	3,626	2,090
General and administrative	2,292	2,435
Interest expense	3,551	3,511

Total expenses	32,748	28,640

Loss before income taxes and cumulative effect of accounting change	(1,550)	(13,603)

Deferred income tax benefit	(441)	(1,045)

Net loss before cumulative effect of accounting change	(1,109)	(12,558)
Cumulative effect of accounting change, net of tax	5,238	—

Net income (loss) before preferred dividends and amortization	4,129	(12,558)
Preferred dividends	(432)	(431)
Preferred stock discount amortization	(1,481)	(1,148)

Net income (loss)—common stock	$2,216	$(14,137)

SHARE INFORMATION
Common shares outstanding	9,474	9,243
Common shares outstanding—diluted	15,356	15,249
Basic earnings (loss) per share	$0.23	$(1.53)
Diluted earnings (loss) per share (anti-dilutive)	$0.23	$(1.53)

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(UNAUDITED)
	Mar. 31, 2003	Dec. 31, 2002
Assets
Current assets	$25,813	$16,490
Property, net	226,064	203,213
Other assets	2,345	2,504

	$254,222	$222,207

Liabilities and Stockholders’ Equity
Current liabilities	$35,688	$23,498
Other long-term liabilities	8,609	3,299
Long-term debt	157,602	152,516
Deferred taxes	7,002	6,603
Stockholders’ equity	45,321	36,291

	$254,222	$222,207

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	(UNAUDITED)
	Quarter Ended March 31,
	2003	2002
Net loss before pfd. dividends & amortization	$(1,109)	$(12,558)
DD&A	7,643	5,920
Property impairments and abandonments	1,131	334
Deferred income tax benefit	(441)	(1,045)
Property sale gains	(491)	(520)
Non-cash loss on derivative value	668	8,087
Other non-cash charges	178	199
Changes in operating assets and liabilities, net	3,103	11,720

Cash flow from operating activities	10,682	12,137

Capital expenditures	(14,634)	(21,284)
Proceeds from property sales	881	2,246
Preferred cash dividends	(221)	(221)
Foreign exchange	188	(33)
Increase in long-term debt	3,998	4,000

Net cash flow	894	(3,155)
Beginning cash	3,590	12,659

Ending cash	$4,484	$9,504

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